Exhibit 99.1

Anvia Holdings Corporation acquires Australia`s leading Digital Content and Corporate Learning Company, Workstar Technologies Pty Ltd

GLENDALE, CA / Globenewswire/ December 31, 2018 / Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has signed a definitive agreement to acquire all of the issued and outstanding shares of Workstar Technologies Pty Ltd, an Australian corporate training and development institution, trading under the brand Workstar.

Under the agreement Anvia Holdings through its fully owned subsidiary Anvia (Australia) Pty Ltd shall acquire 100% of Workstar Technologies Pty Ltd outstanding shares for USD 216,000 (AUD 300,000).

Shilow Shaffier, CEO of Workstar Technologies Pty Ltd, said “We are pleased to have concluded the acquisition agreement before the end of 2018, and excited about the potential growth of the business with the resources and international connections that Anvia will bring to Workstar.”

Anvia (Australia) Pty Ltd CEO, James Kennett, said “adding Workstar to our corporate services portfolio will diversify our income streams, and allow us to enhance the services Workstar currently offer by bringing complimentary new features like Virtual Reality and Content Gamification. This opportunity to expand our scope will help Anvia continue to lead the technology and innovation in the training, education, and personal development sectors.”

About Workstar Technologies Pty Ltd trading as Workstar

Workstar Technologies Pty Ltd was incorporated under the Australian Securities & Investment Commission in 2017 to acquire the assets of Careers Australia Group. Trading as Workstar, the company offers tailored digital content and corporate learning to major Australian and international companies such as McDonalds, Jetstar, PayPal and KPMG. Additional information can be found at www.workstar.com.au

About Anvia (Australia) Pty Ltd

Anvia (Australia) Pty Ltd is fully owned subsidiary of Anvia Holdings Corporation trading on OTCQB -ANVV. The company has acquired a number of vocational colleges and owns proprietary software and mobile application technologies for consumer and corporate market.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company. The company is established with the mission to make potential growth accessible and sustainable. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact: support@anviaholdings.com

Phone: 323 713 3244